EXHIBIT 99.1

Northstar Neuroscience, Inc. Reports Financial Results for the Third Quarter of 2007

SEATTLE—(BUSINESS WIRE)—October 25, 2007—Northstar Neuroscience, Inc., (NASDAQ:NSTR), a medical device company developing therapies for the treatment of neurological diseases and disorders, today announced financial results for its third quarter ended September 30, 2007. Continued investments in the Company’s clinical programs, including the EVEREST pivotal trial for stroke motor recovery (*), and development of the RenovaTM Cortical Stimulation System, resulted in a net loss of $5.4 million, or $0.21 per share, for the third quarter of 2007, compared to an equivalent net loss for the third quarter of the prior year of $5.4 million, or $0.21 per share. Northstar also reported cash and investments of $88.6 million at September 30, 2007 compared to $105.3 million at December 31, 2006.

“Northstar continues to make significant progress in our stroke motor recovery program. We recently announced the last patient in the Company’s EVEREST pivotal trial completed four-week follow-up, the primary endpoint for the trial.” said John Bowers, President and CEO of Northstar Neuroscience. “With EVEREST data on the horizon, a robust clinical pipeline, and a strong, debt free balance sheet, Northstar is well positioned to capitalize on its unique position in the rapidly evolving neuromodulation industry.”

Research and development expenses totaled $4.4 million for the quarter ended September 30, 2007, compared to $5.4 million for the quarter ended September 30, 2006. The lower current year expenses reflect the completion of patient randomization in the EVEREST trial in the second quarter of this year, offset to some degree by higher headcount and greater product development and other research and development expenses.

General and administrative expenses totaled $2.2 million for the quarter ended September 30, 2007, compared to $1.6 million for the third quarter of the prior year. The increase was primarily due to additional headcount, increased professional services costs, continuing investments in Northstar’s intellectual property portfolio, and increased marketing activities.

Conference Call

Northstar Neuroscience will hold a conference call to discuss third quarter operating results today starting at 4:30 p.m. EDT (1:30 p.m. PDT). To listen to the conference call on your telephone, please dial 1-866-362-5158 (US/Canada) or 1-617-597-5397 (International) and use the participant code “31432103” approximately ten minutes prior to the start time. The conference call will be concurrently webcast. The link to the webcast will be available on the Northstar Neuroscience web site at www.northstarneuro.com under the investor relations section and will be archived for 30 days after the call.

About Northstar Neuroscience

Northstar Neuroscience is a medical device company focused on developing neuromodulation therapies to treat neurological injury, disorder and disease. Northstar's proprietary Renova Cortical Stimulation System is an investigational device that delivers targeted electrical stimulation to the outer surface of the brain—the cerebral cortex. The Renova system is currently under investigation for several indications, including stroke motor recovery, aphasia, tinnitus and depression. For more information, visit www.northstarneuro.com.

(*)CAUTION: Investigational Device. Limited by Federal Law (U.S.) to investigational use. The results of the EVEREST study are not currently known and have not been shared with the FDA and there can be no definitive claims of safety and effectiveness until the FDA has reviewed and approved the labeling for this product.

This release contains information about management's view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the results of any of our clinical trials, including the results of the EVEREST clinical trial, the timing of release of results related to any of our other clinical trials, and the timing of any proposed submission to the U.S. Food and Drug Administration, our ability to complete our ongoing or any future clinical trials, and delays in conducting or completing any of our clinical trials. Results from our feasibility trials may not be indicative of success in any later clinical trials involving larger numbers of patients. We encourage you to review other factors that may affect our future results in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 3, 2007 and in other documents and reports we file periodically with the Securities and Exchange Commission.

# # #

Northstar Neuroscience, Inc.

Condensed Balance Sheets Data

(in thousands)

	September 30, 2007	December 31, 2006
Cash, cash equivalents and investment securities	$88,607	$105,347
Other current assets	1,362	1,138
Property and equipment, net	988	865
Other assets	93	93

Total assets	$91,050	$107,443

Accounts payable and accrued liabilities	$4,771	$3,861
Deferred rent and sublease loss	697	844
Shareholders’ equity	85,582	102,738

Total liabilities and shareholders’ equity	$91,050	$107,443

Northstar Neuroscience, Inc.

Condensed Statements of Operations Data

(in thousands, except share and per share data)

	Quarter Ended September 30,		Year to Date September 30,
	2007	2006	2007	2006
Operating expenses:
Research and development	$4,440	$5,356	$15,899	$13,134
General and administrative	2,200	1,554	6,957	4,589
Other operating expenses	—	—	—	2,500

Total operating expenses	6,640	6,910	22,856	20,223

Operating loss	(6,640)	(6,910)	(22,856)	(20,223)
Interest income, net	1,219	1,496	3,860	1,852
Other income (expenses), net	—	—	—	(1,440)

Net loss	(5,421)	(5,414)	(18,996)	(19,811)
Preferred stock accretion	—	—	—	(2,062)

Net loss applicable to common shareholders	$(5,421)	$(5,414)	$(18,996)	$(21,873)

Basic and diluted net loss per share applicable to common shareholders	$(0.21)	$(0.21)	$(0.74)	$(1.48)

Shares used in computation of basic and diluted net loss per share applicable to common shareholders	25,863,526	25,532,447	25,827,236	14,816,562

Non-GAAP pro forma(1) basic and diluted net loss per share applicable to common shareholders	$(0.21)	$(0.21)	$(0.74)	$(0.92)

Non-GAAP pro forma(1) shares used in computation of basic and diluted net loss per share applicable to common shareholders	25,863,526	25,532,447	25,827,236	21,513,015

(1)

Non-GAAP pro forma basic and diluted net loss per share applicable to common shareholders shows what basic and diluted net loss per share would have been if the conversion of the Company’s shares of redeemable convertible preferred stock into shares of common stock that occurred on May 4, 2006, the date we became a public company, had occurred at the beginning of the respective periods being reported using the as-if-converted method. Northstar's management believes that this non-GAAP pro forma information provides meaningful supplemental information that helps investors compare current results to those in prior periods. A reconciliation of the Company’s non-GAAP pro forma net loss per share applicable to common shareholders is as follows:

	Quarter Ended September 30,		Year-to-Date September 30,
	2007	2006	2007	2006
Non-GAAP pro forma net loss per share applicable to common shareholders

Numerator:
Net loss applicable to common shareholders, as reported	$(5,421)	$(5,414)	$(18,996)	$(21,873)
Reversal of accretion to redemption value of redeemable convertible preferred stock	—	—	—	2,062

Pro forma net loss applicable to common shareholders	$(5,421)	$(5,414)	$(18,996)	$(19,811)

Denominator:
Shares used to compute basic and diluted net loss per share applicable to common shareholders	25,863,526	25,532,447	25,827,236	14,816,562
Pro forma adjustments to reflect assumed weighted-average effect of conversion of preferred stock on January 1, 2006	—	—	—	6,696,453

Non-GAAP pro forma shares used in basic and diluted pro forma net loss per share	25,863,526	25,532,447	25,827,236	21,513,015

Non-GAAP pro forma basic and diluted net loss per share applicable to common shareholders	$(0.21)	$(0.21)	$(0.74)	$(0.92)